Halozyme Contact
Robert H. Uhl
Senior Director, Investor Relations
(858) 704-8264
ruhl@halozyme.com

Halozyme Therapeutics Reports First Quarter 2010 Financial Results

— Three Halozyme insulin studies accepted for presentation at the American Diabetes
Association meeting in Orlando, June 25-29 —

SAN DIEGO, May 7, 2010 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets, today reported financial results for the first quarter ended March 31, 2010.

“Halozyme continues to execute its strategy of leveraging our unique technology and advancing our diverse pipeline to position the company for future growth,” said Jonathan Lim, M.D., Halozyme’s president and CEO. “I am pleased with the progress that Halozyme and its alliance partners, Roche and Baxter, have achieved so far in 2010. The use of our rHuPH20 enzyme in these alliance programs will allow for subcutaneous administration that can potentially improve patient convenience, save healthcare resources, and, in the case of Herceptin® SC, reduce the administration time to less than five minutes.”

First Quarter 2010 and Recent Business Highlights

•	American Diabetes Association (ADA) 70th Scientific Sessions – June 25-29, 2010 in Orlando. Halozyme has received acceptance notification to present three of its Ultrafast Insulin studies at this year’s ADA:

1)	A Phase 1 study of three rapid insulin analogs with and without PH20 selected for an oral presentation;

2)	A Phase 2 mealtime study in type 2 diabetes patients that compares regular insulin with PH20, analog insulin with PH20 and analog insulin alone selected to be showcased at the prestigious President’s Poster Session, which is limited to 100 posters;

3)	A poster presentation of a preclinical pharmacokinetic study in an animal model.

Our goal is to develop a best-in-class prandial insulin product in comparison to the current leading analogs on the market.

•	New manufacturing and supply agreements with existing manufacturing partners have strengthened the supply chain for recombinant human hyaluronidase (rHuPH20). Halozyme amended an existing commercial supply agreement with Avid Bioservices, Inc., entered into a new commercial supply agreement with Avid, and entered into a new commercial supply agreement with Cook Pharmica LLC. These three agreements are expected to cover the commercial production of rHuPH20 to be used in the manufacture of current products as well as certain partnered product candidates such as Herceptin SC (subcutaneous) and GAMMAGARD with rHuPH20.

•	Roche continues to successfully enroll patients in its ongoing Phase 3 Herceptin SC and Phase 1 MabThera® SC clinical trials. We expect additional clinical progress for the Halozyme-Roche alliance in 2010.

First Quarter 2010 Financial Results

The net loss for the first quarter of 2010 was $11.8 million, or $0.13 per share, compared with a net loss for the first quarter of 2009 of $14.7 million, or $0.18 per share.

•	Revenue for the first quarter of 2010 was $3.4 million, compared to $2.8 million for the first quarter of 2009. Revenues under collaborative agreements for the first quarter of 2010 were $3.0 million, compared to $2.7 million for the first quarter of 2009. Revenues under collaborative agreements in the first quarter 2010 primarily consisted of the amortization of upfront fees received from Baxter and Roche of $804,000 and research and development reimbursements from Baxter and Roche of $2.1 million.

•	Research and development expenses for the first quarter of 2010 were $11.5 million, compared with $14.0 million for the first quarter of 2009, primarily due to lower manufacturing costs associated with clinical trial material and a decrease in clinical trial expenses.

•	Selling, general and administrative expenses for the first quarter of 2010 were $3.8 million, compared to $3.5 million for the first quarter of 2009, reflecting increased market research activities.

•	Cash and cash equivalents were $55.2 million as of March 31, 2010, compared with $67.5 million as of December 31, 2009 and $62.1 million as of March 31, 2009. Net cash burn for the first quarter of 2010 was approximately $12.3 million.

Upcoming Corporate and Scientific Presentations

Halozyme representatives are scheduled to present at the following conferences:

•	Brean Murray, Carret & Co. 2010 Life Sciences Summit to be held in New York, May 17, 2010

•	Jefferies and Company 2010 Global Life Sciences Conference to be held in New York, June 8-11, 2010

•	American Diabetes Association Scientific Sessions – June 25-29, 2010 in Orlando. Halozyme expects to present the results for three studies from its Ultrafast Insulin program.

Conference Call

Halozyme management will host a conference call and webcast on May 7, 2010 to discuss these topics beginning at 8:00 a.m. PDT (11:00 a.m. EDT). To participate via telephone, please call 877.407.8037 for domestic callers or 201.689.8037 for international callers. A telephone replay will be available beginning approximately two hours after the call by dialing 877.660.6853 from the U.S. or 201.612.7415 for international callers and using account # 367 and replay ID # 350209. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the company’s Web site for seven days.

About Halozyme Therapeutics

Halozyme is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets. The company’s product portfolio is primarily based on intellectual property covering the family of human enzymes known as hyaluronidases and additional enzymes that affect the extracellular matrix. Halozyme’s Enhanze™ technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. The company has key partnerships with Roche to apply Enhanze technology to Roche’s biological therapeutics, including Herceptin® and MabThera®, for up to 13 targets, and with Baxter BioScience to apply Enhanze technology to GAMMAGARD Liquid®. Halozyme’s Ultrafast Insulin program combines its rHuPH20 enzyme with mealtime insulins, which may produce more rapid absorption, faster action, and improved glycemic control. The product candidates in Halozyme’s pipeline target multiple areas of significant unmet medical need. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the timing and scope of our clinical trials as well as clinical trials performed by our partners, and expected activities under our collaborative partnerships) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

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Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Quarters Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
REVENUES:
Product sales	$397,810	$78,207
Revenues under collaborative agreements	3,043,921	2,694,164

Total revenues	3,441,731	2,772,371

OPERATING EXPENSES:
Cost of product sales	5,660	4,204
Research and development	11,467,204	14,040,087
Selling, general and administrative	3,757,013	3,486,822

Total operating expenses	15,229,877	17,531,113

OPERATING LOSS	(11,788,146)	(14,758,742)
Interest and other income (expense), net	669	33,378

NET LOSS	$(11,787,477)	$(14,725,364)

Basic and diluted net loss per share	$(0.13)	$(0.18)

Shares used in computing basic and diluted net loss per share	91,610,830	82,429,868

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$55,176,316	$67,464,506
Accounts receivable	2,020,746	4,243,909
Inventory	1,159,551	1,159,551
Prepaid expenses and other assets	4,320,707	1,573,777

Total current assets	62,677,320	74,441,743
Property and equipment, net	2,486,127	2,708,016

Total Assets	$65,163,447	$77,149,759

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$4,250,024	$2,820,491
Accrued expenses	4,084,015	6,083,854
Deferred revenue	5,426,548	5,492,604

Total current liabilities	13,760,587	14,396,949
Deferred revenue, net of current portion	53,830,590	54,989,588
Deferred rent, net of current portion	764,069	859,833
Stockholders’ (Deficit) Equity:
Common stock	91,882	91,682
Additional paid-in capital	180,513,941	178,821,852
Accumulated deficit	(183,797,622)	(172,010,145)

Total stockholders’ (deficit) equity	(3,191,799)	6,903,389

Total Liabilities and Stockholders’ (Deficit) Equity	$65,163,447	$77,149,759

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